Exhibit 99.1

Hoth Therapeutics Announces HT-ALZ Therapeutic Shows Positive Results - Reduce Amyloid β in Alzheimer’s Disease

Significant decrease in Aβ seen in an Alzheimer’s disease mouse model after acute treatment with HT-ALZ, supporting that HT-ALZ has the potential to modify Aβ plaque formation in the brain

NEW YORK, NY January 4, 2022/PR Newswire/ Hoth Therapeutics, Inc. (NASDAQ: HOTH), a patient-focused biopharmaceutical company, today announced proof-of-concept data generated using an Alzheimer’s disease mouse model, supporting the therapeutic potential of HT-ALZ. The research was conducted as part of the company’s Sponsored Research Agreement with Washington University in St. Louis. HT-ALZ is a therapeutic in development under the 505(b)(2) regulatory pathway for the treatment of dementia related to Alzheimer’s disease (AD).

AD is a neurodegenerative disease that is characterized by aggregates of amyloid β (Aβ) plaques and neurofibrillary tangles of Tau protein in the brain, which contribute to the clinical symptoms of the disease such as dementia. The initial experiments, conducted by Carla Yuede, PhD, Associate Professor of Psychiatry, and John Cirrito, PhD, Associate Professor of Neurology, at Washington University School of Medicine, focused on investigating the effect of orally administered HT-ALZ to reduce the concentration of Aβ in the brain interstitial fluid, using an established Alzheimer’s Disease mouse model (aged APP/PS1+/- mice). The initial data from these studies shows a significant decrease in Aβ in both male and female APP/PS1+/- mice after acute treatment with HT-ALZ, compared to placebo-treated animals and baseline Aβ levels, supporting that HT-ALZ has the potential to modify Aβ plaque formation in the brain and be developed as an AD therapeutic.

“The overall positive result from these studies is a first step but a big one in the development of HT-ALZ as an Alzheimer’s therapeutic,” said Stefanie Johns, Chief Scientific Officer of Hoth Therapeutics, Inc. “HT-ALZ is a unique therapeutic in the AD development space because it is eligible for streamlined development under the 505(b)(2) pathway, including available safety data. This allows Hoth to reach efficacy clinical trials faster and bring a new potential treatment for patients with Alzheimer’s disease.”

“The results of these experiments show a reduction in circulating brain Aβ in our model, and we are looking forward to determining how these changes influence behavior and cognitive function,” said Dr. Yuede.

Future research studies to be conducted by Dr. Cirrito and Dr. Yuede will investigate the effect of HT-ALZ on memory, anxiety, and executive function in the APP/PS1+/- mice model after chronic dosing with HT-ALZ.

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing new generation therapies for unmet medical needs. Hoth’s pipeline development is focused to improve the quality of life for patients suffering from indications including atopic dermatitis, skin toxicities associated with cancer therapy, chronic wounds, psoriasis, asthma, acne, mast-cell derived cancers and anaphylaxis and pneumonia. Hoth has also entered into two different agreements to further the development of two therapeutic prospects to prevent or treat COVID-19. To learn more, please visit https://ir.hoththerapeutics.com/.

Forward-Looking Statement

This press release includes forward-looking statements based upon Hoth’s current expectations which may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws, and are subject to substantial risks, uncertainties and assumptions. These statements concern Hoth’s business strategies; the timing of regulatory submissions; the ability to obtain and maintain regulatory approval of existing product candidates and any other product candidates Hoth may develop, and the labeling under any approval Hoth may obtain; the timing and costs of clinical trials, the timing and costs of other expenses; market acceptance of Hoth’s products; the ultimate impact of the current Coronavirus pandemic, or any other health epidemic, on Hoth’s business, its clinical trials, its research programs, healthcare systems or the global economy as a whole; Hoth’s intellectual property; Hoth’s reliance on third party organizations; Hoth’s competitive position; Hoth’s industry environment; Hoth’s anticipated financial and operating results, including anticipated sources of revenues; Hoth’s assumptions regarding the size of the available market, benefits of Hoth’s products, product pricing, timing of product launches; management’s expectation with respect to future acquisitions; statements regarding Hoth’s goals, intentions, plans and expectations, including the introduction of new products and markets; and Hoth’s cash needs and financing plans. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although Hoth believes that the expectations reflected in the forward-looking statements are reasonable, Hoth cannot guarantee such outcomes. Hoth may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Hoth’s most recent Annual Report on Form 10-K and Hoth’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Hoth’s current plans, estimates, and beliefs. Hoth cannot guarantee future results, events, levels of activity, performance or achievements. Hoth does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Investor Contact:

LR Advisors LLC
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com
Phone: (678) 570-6791